                                                                    EXHIBIT 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of PLC Systems Inc. for the registration of 900,000 shares of its common stock, of our report dated February 18, 2000, except for Note 12, as to which date is March 28, 2000, with respect to the consolidated financial statements and schedule of PLC Systems Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

                                                   Ernst & Young LLP

Boston, Massachusetts
May 22, 2000